Exhibit (a)(5)(D)


                                                                    NEWS RELEASE

                                    Contact:  Richard N. Grubb, Executive
                                              Vice President and Chief Financial
                                              Officer or Robert A. Freece,
                                              Executive Vice President
                                              610/644-1300

FOR IMMEDIATE RELEASE


                   VISHAY ANNOUNCES SATISFACTION OF CONDITIONS
                             FOR REPURCHASE OF LYONS

MALVERN, PENNSYLVANIA, - June 3, 2004 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that all conditions to the ability of Vishay to pay the purchase price for its Liquid Yield Option(TM) Notes (LYONs) in shares of its common stock have been satisfied.

Holders of the LYONs have the option to require Vishay to repurchase their LYONs on the purchase date, which is June 4, 2004. To exercise the option, holders must deliver a purchase notice to the paying agent at or before 5:00 p.m. New York City time today, the day before the purchase date, and surrender their LYONs to the paying agent before, on or after the purchase date.

The paying agent for the option is The Bank of New York. Copies of the company notice/prospectus and the purchase notice with respect to the LYONs may be obtained from the paying agent, and questions concerning exercise of the option and surrender of the LYONs may be directed to the paying agent, at 101 Barclay Street, 7 - East, Corporate Trust Operations, Reorganization Unit, New York, New York 10286, telephone 212-815-5098.

            Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.



                                       ###